Exhibit 99

February 1, 2007

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER EARNINGS

Helmerich & Payne, Inc. reported record net income of $110,786,000 ($1.06 per diluted share) from operating revenues of $386,399,000 for its first fiscal quarter ended December 31, 2006, compared with net income of $50,814,000 ($0.48 per diluted share) from operating revenues of $255,388,000 during last year’s first fiscal quarter ended December 31, 2005.

Included in this year’s first quarter net income are after-tax gains from the sale of portfolio securities of $16,184,000 ($0.15 per diluted share).  Last year’s first quarter net income included $1,721,000 ($0.02 per diluted share) of gains from the sale of portfolio securities.

The Company reported operating income of $146,654,000 for the first quarter of fiscal 2007, which represents an increase of over 80% as compared to operating income of $80,904,000 for the first quarter of fiscal 2006, and a sequential quarterly increase of over 20% as compared to operating income of $121,994,000 for the quarter ended September 30, 2006.  The most recent quarter-to-quarter growth in operating income was mostly a result of increased activity in the Company’s U.S. land operations and increased margins in its international operations.

Segment operating income in the Company’s U.S. land operations increased for the 11th consecutive quarter to $118,408,000 for the first quarter of fiscal 2007, from $70,991,000 for the same period last year and from $103,679,000 for last year’s fourth fiscal quarter.  The average rig margin per day was up slightly compared to the previous quarter as a result of a lower average rig expense per day.  Total activity days in U.S. land operations during the quarter increased to 10,548, compared with 8,035 activity days during the same period last year and 9,577 activity days during the fourth quarter of fiscal 2006.   Additional rig activity days associated with the Company’s new FlexRig®* construction program are estimated to continue at 900 to 1,100 per quarter during this fiscal year as three to four rigs per month are completed and sent to the field.

The average U.S. land rig revenue per day for the first quarter of fiscal 2007 was $24,231, compared with $24,343 per rig day during the previous quarter.  Average rig expense per day for the quarter fell slightly to $10,717, compared with $11,055 per rig day during the previous quarter.  The average U.S. land rig margin per day for the quarter was $13,514, a slight increase from the previous quarter average of $13,288 per rig day.  Rig utilization during the quarter averaged 98%, compared with 97% during the same period last year and 99% during the fourth quarter of fiscal 2006.

Since March 2005 and as previously announced, the Company has signed term contracts for three years or more with a number of exploration and production companies to build and operate 73 new FlexRigs with favorable financial returns.  The Company announced today that 38 of the 73 rigs have been completed and are now operating in (or in transit to) the field.

(over)

News Release

February 1, 2007

Company President and C.E.O., Hans Helmerich commented, “We continue to experience strong demand for the H&P brand, which is based on delivering savings to our customers through high efficiency rigs and an organization focused on safety and field execution.  Although the U.S. land market has recently experienced a softening in dayrates and lower utilization rates, we expect our customers’ strong preference for FlexRigs to sustain better margins and utilization rates for our fleet as compared to our competition.  Whereas much of the industry’s new builds and rig refurbishments will actually go to replace aging and less capable equipment, our current new build program drives an 80% expansion to our fleet.  The incremental number of fully contracted new FlexRigs that we are scheduled to deliver this year will significantly contribute to earnings going forward.”

The Company’s U.S. offshore operations reported segment operating income of $5,691,000 for the first quarter of fiscal 2007, compared with $5,111,000 for the first quarter of fiscal 2006 and $6,892,000 for the fourth quarter of fiscal 2006.  Total activity days in U.S. offshore operations during the quarter decreased to 588, compared with 644 activity days during the same period last year and 672 activity days during the fourth quarter of fiscal 2006.  During January 2007, the Company finalized an agreement to sell two of its offshore platform rigs.  The sale is expected to close in February 2007.  After completing the sale, the Company will own nine offshore platform rigs, three of which are currently fully active, three are on standby rates, one is waiting on location, and two are stacked.

The Company’s international operations reported that segment operating income for the first quarter of fiscal 2007 was up substantially to $25,763,000, compared with $9,302,000 for last fiscal year’s first quarter and $17,077,000 for last fiscal year’s fourth quarter.  The average rig margin per rig day for the first quarter of fiscal 2007 rose to $12,812, compared with $6,773 per day during last fiscal year’s first quarter and $9,777 per day during last fiscal year’s fourth quarter.  Rig utilization for international operations was 96% for the quarter, compared with 83% during last fiscal year’s first quarter and 95% for last fiscal year’s fourth quarter.  The Company experienced improved rig margins per day in all of its major international operations during the quarter.

Helmerich & Payne, Inc. is a contract drilling company with a rig fleet that currently includes 127 U.S. land rigs, nine U.S. platform rigs located in the Gulf of Mexico and 27 international land rigs.  In addition, the Company expects to complete another 35 new H&P-designed and operated FlexRigs during calendar 2007, expanding its total number of FlexRigs to 123 and its total number of U.S. land rigs to 162.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.

(more)

News Release

February 1, 2007

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

(more)

News Release

February 1, 2007

HELMERICH & PAYNE, INC.
Unaudited
(in thousands, except per share data)

	Three Months Ended
	September 30	December 31
CONSOLIDATED STATEMENTS OF INCOME	2006	2006	2005

Operating revenues:
Drilling - U.S. Land	$247,776	$269,900	$172,754
Drilling - U.S. Offshore	34,789	30,986	29,520
Drilling - International	73,587	82,614	50,257
Real Estate	2,647	2,899	2,857
	358,799	386,399	255,388

Operating costs and expenses:
Operating costs	194,738	199,467	140,596
Depreciation	30,199	30,151	22,923
General and administrative	12,929	10,613	11,938
Income from asset sales	(1,061)	(486)	(973)
	236,805	239,745	174,484

Operating income	121,994	146,654	80,904

Other income (expense):
Interest and dividend income	2,215	1,244	2,530
Interest expense	(837)	(919)	(2,580)
Gain on sale of investment securities	7,756	26,337	2,720
Other	40	64	(513)
	9,174	26,726	2,157

Income before income taxes and equity in income of affiliates	131,168	173,380	83,061

Income tax provision	35,713	64,098	32,802

Equity in income of affiliates net of income taxes	3,041	1,504	555
NET INCOME	$98,496	$110,786	$50,814

Earnings per common share:
Basic	$0.94	$1.07	$0.49
Diluted	$0.93	$1.06	$0.48

Average common shares outstanding:
Basic	105,003	103,312	103,987
Diluted	106,176	104,776	106,173

(more)

News Release

February 1, 2007

HELMERICH & PAYNE, INC.
Unaudited
(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	12/31/06	9/30/06

ASSETS
Cash and cash equivalents	$73,088	$33,853
Short-term investments	333	48,673
Other current assets	398,904	346,165
Total current assets	472,325	428,691
Investments	191,119	218,309
Net property, plant, and equipment	1,603,978	1,483,134
Other assets	4,584	4,578
TOTAL ASSETS	$2,272,006	$2,134,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	295,928	$264,548
Total noncurrent liabilities	312,760	313,272
Long-term notes payable	205,000	175,000
Total shareholders’ equity	1,458,318	1,381,892

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,272,006	$2,134,712

(more)

News Release

February 1, 2007

HELMERICH & PAYNE, INC.
Unaudited
(in thousands)

	Three Months Ended December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2006	2005

OPERATING ACTIVITIES:
Net income	$110,786	$50,814
Depreciation	30,151	22,923
Changes in assets and liabilities	24,157	(11,529)
Gain on sale of assets	(26,685)	(3,557)
Other	(591)	1,823
Net cash provided by operating activities	137,818	60,474

INVESTING ACTIVITIES:
Capital expenditures	(187,484)	(53,654)
Proceeds from sale of assets	85,616	4,528
Net cash used in investing activities	(101,868)	(49,126)

FINANCING ACTIVITIES:
Dividends paid	(4,655)	(4,291)
Repurchase of common stock	(17,621)	—
Net decrease in bank overdraft	(14,943)	—
Proceeds from exercise of stock options	471	3,718
Net proceeds from short-term notes and long-term debt	40,000	—
Excess tax benefit from stock-based compensation	33	2,051
Net cash provided by financing activities	3,285	1,478

Net increase in cash and cash equivalents	39,235	12,826
Cash and cash equivalents, beginning of period	33,853	288,752
Cash and cash equivalents, end of period	$73,088	$301,578

(more)

News Release

February 1, 2007

	Three Months Ended
	September 30,	December 31,
SEGMENT REPORTING	2006	2006	2005
	(in thousands except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$247,776	$269,900	$172,754
Direct operating expenses	120,513	127,357	84,215
General and administrative expense	2,914	3,452	3,082
Depreciation	20,670	20,683	14,466
Segment Operating income	$103,679	$118,408	$70,991

Activity days	9,577	10,548	8,035
Average rig revenue per day	$24,343	$24,231	$20,198
Average rig expense per day	$11,055	$10,717	$9,179
Average rig margin per day	$13,288	$13,514	$11,019
Rig utilization	99%	98%	97%

U.S. OFFSHORE OPERATIONS
Revenues	$34,789	$30,986	$29,520
Direct operating expenses	23,439	21,104	20,308
General and administrative expense	1,336	1,421	1,437
Depreciation	3,122	2,770	2,664
Segment Operating Income	$6,892	$5,691	$5,111

Activity days	672	588	644
Average rig revenue per day	$38,695	$38,824	$36,339
Average rig expense per day	$24,198	$23,901	$22,986
Average rig margin per day	$14,497	$14,923	$13,353
Rig utilization	69%	71%	64%

(more)

News Release

February 1, 2007

	Three Months Ended
	September 30,	December 31,
SEGMENT REPORTING	2006	2006	2005
	(in thousands except days and per day amounts)
INTERNATIONAL OPERATIONS
Revenues	$73,587	$82,614	$50,257
Direct operating expenses	50,257	50,694	35,693
General and administrative expense	992	600	606
Depreciation	5,261	5,557	4,656
Segment Operating income	$17,077	$25,763	$9,302

Activity days	2,324	2,366	2,028
Average rig revenue per day	$25,242	$27,690	$20,285
Average rig expense per day	$15,465	$14,878	$13,512
Average rig margin per day	$9,777	$12,812	$6,773
Rig utilization	95%	96%	83%

Per day calculations for international operations exclude gains and losses from translation of foreign currency transactions.

Operating statistics exclude the effects of offshore platform and international management contracts, and do not include reimbursement of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$14,645	$14,309	$10,463
U.S. Offshore Operations	$4,034	$3,344	$3,753
International Operations	$10,487	$12,516	$5,125

REAL ESTATE
Revenues	$2,647	$2,899	$2,857
Direct operating expenses	877	843	801
Depreciation	630	589	603
Segment Operating income	$1,140	$1,467	$1,453

(more)

News Release

February 1, 2007

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company for planning and budgeting purposes and to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles segment operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended
	September 30,	December 31,
	2006	2006	2005
Operating income
U.S. Land	$103,679	$118,408	$70,991
U.S. Offshore	6,892	5,691	5,111
International	17,077	25,763	9,302
Real Estate	1,140	1,467	1,453
Segment operating income	$128,788	$151,329	$86,857
Corporate general & administrative	(7,687)	(5,140)	(6,813)
Other depreciation	(516)	(552)	(534)
Inter-segment elimination	348	531	421
Income from asset sales	1,061	486	973
Operating income	$121,994	$146,654	$80,904

Other income (expense):
Interest and dividend income	2,215	1,244	2,530
Interest expense	(837)	(919)	(2,580)
Gain on sale of investment securities	7,756	26,337	2,720
Other	40	64	(513)
Total other income	9,174	26,726	2,157

Income before income taxes and equity in income of affiliates	$131,168	$173,380	$83,061

###